PACIFIC SOURCE PARTNERSHIP
                             (A LIMITED PARTNERSHIP)

                              FINANCIAL STATEMENTS

INDEPENDENT  AUDITORS'  REPORT





The  Partners
Pacific  Source  Partnership

We have audited the accompanying balance sheet of the Pacific Source Partnership (the "Partnership") as of December 31, 2001, and the related statement of operations, changes in partner's capital, and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Pacific Source Partnership as of December 31, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As described in Note 1 to the financial statements, the Partnership is expected to be terminated in 2002, as the marine vessel in the Partnership has been sold.





/s/  Deloitte  &  Touche  LLP


Certified  Public  Accountants

Tampa,  Florida
March  8,  2002

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                           PACIFIC SOURCE PARTNERSHIP
                             (A LIMITED PARTNERSHIP)
                                 BALANCE SHEETS
                                  DECEMBER 31,
                            (in thousands of dollars)


                                                             2001       2000
                                                                    (unaudited)
                                                            ==================
ASSETS

Marine vessel held for lease, at cost. . . . . . . . . . .  $  --   $ 17,765
Less accumulated depreciation. . . . . . . . . . . . . . .     --    (13,154)
                                                            ------  ---------
    Net equipment. . . . . . . . . . . . . . . . . . . . .     --      4,611


Accounts receivable. . . . . . . . . . . . . . . . . . . .     --         18
                                                            ------  ---------
      Total assets . . . . . . . . . . . . . . . . . . . .  $  --   $  4,629
                                                            ======  =========

LIABILITIES AND PARTNERS' CAPITAL (DEFICIENCY)

Liabilities:
Accounts payable and accrued expenses. . . . . . . . . . .  $  18   $     39
Due to affiliates. . . . . . . . . . . . . . . . . . . . .     --         22
Reserve for repairs. . . . . . . . . . . . . . . . . . . .     --        211
                                                            ------  ---------
  Total liabilities. . . . . . . . . . . . . . . . . . . .     18        272


Partners' capital (deficiency):
Limited partners . . . . . . . . . . . . . . . . . . . . .    161      4,492
General partner. . . . . . . . . . . . . . . . . . . . . .   (179)      (135)
                                                            ------  ---------
  Total partners' capital. . . . . . . . . . . . . . . . .    (18)     4,357
                                                            ------  ---------

      Total liabilities and partners' capital (deficiency)  $  --   $  4,629
                                                            ======  =========



















                 See accompanying notes to financial statements.

                           PACIFIC SOURCE PARTNERSHIP
                             (A LIMITED PARTNERSHIP)
                            STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31,
                            (in thousands of dollars)




                                            2001       2000    1999
(unaudited)                                                 (unaudited)
                                        ===============================
REVENUES
Lease revenue. . . . . . . . . . . . .  $        925  $2,839  $2,415
Interest and other income. . . . . . .            --      68       1
Net gain on disposition of equipment .         2,586      --      --
                                        ------------  ------  -------
  Total revenues . . . . . . . . . . .         3,511   2,907   2,416
                                        ------------  ------  -------
EXPENSES

Depreciation and amortization. . . . .           335   1,005   1,123
Marine operating expenses. . . . . . .           305   1,106   1,171
Repairs and maintenance. . . . . . . .           198     405     419
Management fees to affiliate . . . . .            46     142     121
Insurance expense. . . . . . . . . . .            53      31     266
Administrative expenses to affiliates.            47      30      26
Administrative and other . . . . . . .            20      34      19
                                        ------------  ------  -------
  Total expenses . . . . . . . . . . .         1,004   2,753   3,145
                                        ------------  ------  -------
      Net income (loss). . . . . . . .  $      2,507  $  154  $ (729)
                                        ============  ======  =======
















                 See accompanying notes to financial statements.

                           PACIFIC SOURCE PARTNERSHIP
                             (A LIMITED PARTNERSHIP)
                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999
                            (in thousands of dollars)



                                                                   Limited     General
                                                                   Partners    Partner    Total
                                                                   ==============================
  Partners' capital (deficiency) at December 31, 1998 (unaudited)  $   6,632   $   (114)  $ 6,518
                                                                   ----------  ---------  --------

Net loss (unaudited). . . . . . . . . . . . . . . . . . . . . . .       (722)        (7)     (729)

Cash distribution (unaudited) . . . . . . . . . . . . . . . . . .       (496)        (5)     (501)
                                                                   ----------  ---------  --------
  Partners' capital (deficiency) at December 31, 1999 (unaudited)      5,414       (126)    5,288

Net income (unaudited). . . . . . . . . . . . . . . . . . . . . .        152          2       154

Cash distribution (unaudited) . . . . . . . . . . . . . . . . . .     (1,074)       (11)   (1,085)
                                                                   ----------  ---------  --------
  Partners' capital (deficiency) at December 31, 2000 (unaudited)      4,492       (135)    4,357

Net income. . . . . . . . . . . . . . . . . . . . . . . . . . . .      2,482         25     2,507

Cash distribution . . . . . . . . . . . . . . . . . . . . . . . .     (6,813)       (69)   (6,882)
                                                                   ----------  ---------  --------
  Partners' capital (deficiency) at December 31, 2001 . . . . . .  $     161   $   (179)  $   (18)
                                                                   ==========  =========  ========


























                 See accompanying notes to financial statements.



                             PACIFIC SOURCE PARTNERSHIP
                              (A LIMITED PARTNERSHIP)
                             STATEMENTS OF CASH FLOWS
                          FOR THE YEARS ENDED DECEMBER 31,
                             (in thousands of dollars)

                                                             2001        2000      1999
                                                                     (unaudited) (unaudited)
                                                         ==================================
OPERATING ACTIVITIES
Net income (loss) . . . . . . . . . . . . . . . . . . .  $     2,507   $   154   $ (729)
Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
  Depreciation and amortization . . . . . . . . . . . .          335     1,005    1,123
  Net gain on disposition of equipment. . . . . . . . .       (2,586)       --       --
  Changes in operating assets and liabilities:
    Accounts receivable . . . . . . . . . . . . . . . .           18       167      137
    Prepaid expenses. . . . . . . . . . . . . . . . . .           --        --       12
    Accounts payable and accrued expenses . . . . . . .          (21)      (67)    (162)
    Due to affiliates . . . . . . . . . . . . . . . . .          (22)        2        6
    Reserve for repairs . . . . . . . . . . . . . . . .           44      (176)     114
                                                         ------------  --------  -------
      Net cash provided by operating activities . . . .          275     1,085      501
                                                         ------------  --------  -------

INVESTING ACTIVITIES

Proceeds from disposition of marine vessel. . . . . . .        6,607        --       --
                                                         ------------  --------  -------
      Net cash provided by investing activities . . . .        6,607        --       --
                                                         ------------  --------  -------

FINANCING ACTIVITIES

Cash distribution -General Partner. . . . . . . . . . .          (69)      (11)      (5)
Cash distribution -limited partners . . . . . . . . . .       (6,813)   (1,074)    (496)
                                                         ------------  --------  -------
      Net cash used in financing activities . . . . . .       (6,882)   (1,085)    (501)
                                                         ------------  --------  -------

Net change in cash and cash equivalents . . . . . . . .           --        --       --
Cash and cash equivalents at beginning of year. . . . .           --        --       --
                                                         ------------  --------  -------
Cash and cash equivalents at end of year. . . . . . . .  $        --   $    --   $   --
                                                         ============  ========  =======



















                 See accompanying notes to financial statements.

                           PACIFIC SOURCE PARTNERSHIP
                             (A LIMITED PARTNERSHIP)
                          NOTES TO FINANCIAL STATEMENTS

1.     Summary  of  Significant  Accounting  Policies
       ----------------------------------------------

     Organization
     ------------

Pacific Source Partnership, a California limited partnership (the Partnership), was formed during September 1993. The Partnership was formed for the purpose of purchasing a bulk-carrier marine vessel and commenced significant operations in September 1993. The Partnership has no employees nor operations other than the operation of the marine vessel. The Partnership is owned 99% by the limited partners and 1% by the General Partner. The Partnership has two limited partners: PLM Equipment Growth Fund VI (EGF VI), a California limited partnership, and PLM Equipment Growth & Income Fund VII (EGF VII), a California limited partnership, (the Limited Partners). The Limited Partnership is owned 20% by EGF VI and 80% by EGF VII. The General Partner is the Pacific Source Corporation (PSC) which is owned 20% by EGF VI and 80% by EGF VII.

PLM Financial Services Inc., (FSI) is the General Partner of EGF VI and EGF VII. FSI is a wholly-owned subsidiary of PLM International, Inc.

The marine vessel was purchased in September 1993 for $17.0 million. EGF VI and EGF VII paid acquisition and lease negotiation fees of $0.9 million to FSI.

The Partnership is expected to be terminated during 2002 as the marine vessel in the Partnership was sold May 2001.

     Estimates
     ---------

These accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. All amounts as of and for the years ended December 31, 2000 and 1999 are unaudited.

     Operations
     ----------

The marine vessel in the Partnership was managed under a continuing management agreement by PLM Investment Management, Inc. (IMI), a wholly-owned subsidiary of FSI. IMI received a monthly management fee from the Partnership for managing the marine vessel (Note 2). FSI, in conjunction with its subsidiaries, sells equipment to investor programs and third parties, manages pools of transportation equipment under agreements with investor programs and the general partner of other limited partnerships.

     Cash  and  Cash  Equivalents
     ----------------------------

All cash generated from operations is distributed to the partners; accordingly, the Partnership has no cash balance at December 31, 2001 and 2000.

     Accounting  for  Leases
     -----------------------

The marine vessel in the Partnership was leased under operating leases. Under the operating lease method of accounting, the leased asset was recorded at cost and depreciated over its estimated useful life. Rental payments are recorded as revenue over the lease term as earned in accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases".

                           PACIFIC SOURCE PARTNERSHIP
                             (A LIMITED PARTNERSHIP)
                          NOTES TO FINANCIAL STATEMENTS

1.     Summary  of  Significant  Accounting  Policies  (continued)
       ----------------------------------------------

     Depreciation
     ------------

Depreciation of the marine vessel was computed using the double-declining balance method, taking a full month's depreciation in the month of acquisition, based upon an estimated useful life of 12 years. The depreciation method changed to straight-line when the annual depreciation expense using the straight-line method exceeded that calculated by the double-declining balance method. Acquisition fees of $0.8 million, that were paid to FSI, had been capitalized as part of the cost of the equipment. Major expenditures that were expected to extend the marine vessel's useful life or reduce future equipment operating expenses, were capitalized and amortized over the estimated remaining life of the marine vessel.

     Marine  Vessel
     --------------

In accordance with the Financial Accounting Standards Board's Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," FSI reviewed the carrying value of the Partnership's marine vessel at least quarterly, and whenever circumstances indicated that the carrying value of this asset may not be recoverable due to expected future market conditions. If projected undiscounted future cash flows and the fair market value of the marine vessel was less than the carrying value of the marine vessel, a loss on revaluation would have been recorded. No reduction to the carrying value of the marine vessel was required during 2001, 2000, or 1999.

     Repairs  and  Maintenance
     -------------------------

Repairs and maintenance for the marine vessel are the obligation of the Partnership. Costs associated with marine vessel drydocking were estimated and accrued ratably over the period prior to such drydocking. The balance in the drydocking reserve account was included as additional sales proceeds when the marine vessel was sold.

     Net  Income  (Loss)  and  Cash  Distribution  to  Limited  Partners
     -------------------------------------------------------------------

The net income (loss) and cash distributions of the Partnership were allocated 99% to the limited partners and 1% to the General Partner. The net income
(loss) and cash distributions were allocated to the limited partners based on their percentage of ownership in the Partnership. The limited partners' 99% share of net income (loss) and cash distributions are allocated 20% to EGF VI and 80% to EGF VII.

Cash  distributions  are  recorded  when  paid.

     Comprehensive  Income  (Loss)
     -----------------------------

The Partnership's net income (loss) is equal to comprehensive income (loss) for the years ended December 31, 2001, 2000, and 1999.

2.     General  Partner
       ----------------

PSC contributed $100 of the Partnership's initial capital. PSC is owned by two shareholders, EGF VI owns 20% and EGF VII owns 80%. Dividends, if declared, are paid to the shareholders based on the percentage of ownership each shareholder owns.

                           PACIFIC SOURCE PARTNERSHIP
                             (A LIMITED PARTNERSHIP)
                          NOTES TO FINANCIAL STATEMENTS

3.     Transactions  with  Affiliates
       ------------------------------

Under the equipment management agreement, IMI received a monthly management fee attributable to owned equipment equal to the lesser of (i) the fees that would be charged by an independent third party for similar services for similar equipment or (ii) 5% of the gross lease revenues attributable to equipment that is subject to operating leases. The Partnership's management fee expense to affiliate was $46,000, $0.1 million, and $0.1 million during 2001, 2000, and 1999, respectively. The Partnership reimbursed FSI $47,000, $30,000, and $26,000 during 2001, 2000, and 1999, respectively, for data processing and administrative expenses directly attributable to the Partnership.

Partnership management fees payable to IMI was $22,000 as of December 31, 2000. No management fees were payable as December 31, 2001

4.     Marine  Vessel  on  Lease
       -------------------------

The Partnership's marine vessel was leased to multiple operators on a time charter basis. In such instances, revenues are earned from each lessee that hires the marine vessel for a specific voyage.

The marine vessel in the Partnership was used as collateral against the senior loans of the Limited Partners.

During 2001, the Partnership disposed of the marine vessel with a net book value of $4.3 million for proceeds of $6.6 million. Included in the net gain on sale of the marine vessel was the unused portion of marine vessel drydocking liability of $0.3 million.

The marine vessel leases were being accounted for as an operating lease. There are no future minimum rentals under non-cancelable leases at December 31, 2001. Per diem and short-term rentals consisting of utilization rate lease payments included in lease revenues amounted to $0.9 million in 2001, $2.8 million in 2000, and $2.4 million in 1999.

5.     Geographic  Information
       -----------------------

The Partnership's marine vessel was leased to multiple lessees in different regions that operate worldwide.

6.     Income  Taxes
       -------------

The Partnership is not subject to income taxes, as any income or loss is included in the tax returns of the individual partners owning the Limited Partners. Accordingly, no provision for income taxes has been made in the financial statements of the Partnership.

As of December 31, 2001, the financial statement carrying amount of assets and liabilities were the same as the federal income tax basis.

7.     Concentrations  of  Credit  Risk
       --------------------------------

The Partnership's customers that accounted for 10% or more of the total revenues for the marine vessel during the past three years were: Crecian Star Shipping Limited (74% in 2001), Panocean (10% in 2001), Chilsan (43% in 2000), Korea Line (11% in 2000), Samsun (14% in 2000), F. Withy (12% in 2000), Yamamiza Shipping
(24% in 1999), Maerabulk/Sinochart (35% in 1999), Cosbulk (25% in 1999), and Cosco (12% in 1999).

As of December 31, 2001, the General Partner believes the Partnership had no other significant concentrations of credit risk that could have a material adverse effect on the Partnership.